PINNACLE ASSOCIATES, LTD
                      PINNACLE INTERNATIONAL MANAGEMENT LLC
                              (Together "Pinnacle")

Code of Ethics
(Rule 17j-1) Policy

Governing the Purchase and Sale of Securities by Access Persons (1) (See section IV as to 10/29/99 Rule 17j-1 Amendment)

I.       Legal Requirement:
         -----------------
         Pinnacle acts as investment advisor and is registered as such under the Investment Advisers Act of 1940. Rule 17j-1 under of the Act, states that it is unlawful for any director, trustee or officer of a registered investment advisor, as well as other persons, in connection with the purchase or sale of a security "held" or "to be acquired" by that registered investment advisor to:

          A.   employ any device, scheme or artifice to defraud Pinnacle;

          B. make any untrue statement of material fact or omit to state any material fact necessary in order to make the statement not misleading;

          C. engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon Pinnacle; or

          D.   engage in any manipulative practice with respect to Pinnacle.

         A security is considered to be "held" or "to be acquired" if within the most recent 7 days it (i) is or has been held by Pinnacle, or (ii) is being considered by Pinnacle for purchase.

II.

          A. It is the policy of Pinnacle that no "access person" shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1 set forth above.

          B. So that a buying or selling interest on the part of an access person as well as on the part of Pinnacle will not affect the price received by Pinnacle for any security, it is also the policy of Pinnacle that no access person who is aware the firm is purchasing or selling a particular security, or has such a purchase or sale under consideration, shall enter an order for the purchase or sale of such security prior to the client transaction having been completed, unless it is clear that in




--------
1 An "access person" is defined as (1) each director or officer of pinnacle; (2) any natural person in control relationship (25% ownership) to Pinnacle; and (3) any advisory person of Pinnacle, i.e. any employee who, in connection with his regular function or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by Pinnacle, or whose functions relate to the making of any recommendations with respect to such purchases and sales.

               view of the nature of the security and the market for such security the order of the access person will not affect the price paid or received by the firm.

III.      Procedures:
          ----------
          A. It is the policy of Pinnacle that it maintain reasonable assurance that it has information to enable the firm to determine whether the provisions of Rule 17j-1(a) are being observed by its access persons, hence the firm has set in place the following procedures:

               1. Each access person is required to obtain a letter from Pinnacle's Compliance Officer, authorizing the employee to have an outside brokerage account. Each new brokerage account must be approved by Compliance.

               2. Each access person is required to obtain pre-clearance before trading in any reportable securities.

               3. Access persons are required to arrange for copies of broker's statements covering each reportable transaction for the account of the access person to be mailed by the broker executing the transactions directly to the Compliance Officer of Pinnacle. Access persons who are unable to have duplicate statements mailed are required to submit Schedule A within 10 days after the end of each calendar quarter. This is in addition to receiving trade pre-clearance.

               "Reportable Securities" are defined as all securities, excluding those securities issued or guaranteed by the United States Government, it's agencies or instrumentality, bankers acceptances, bank certificate of deposit, commercial paper and shares of registered open-end investment companies.

          B. The Compliance Officer will notify each person who is considered an "access person" and who will be required to file Schedule A reports pursuant to the policies outlined above.

          C.   The Compliance Officer shall report to Pinnacle's Board of
               Directors:

               1. following the receipt of any Broker Statement or Schedule A Report with respect to each reported 2003 transaction in a security which was bought or sold and which did not receive pre-clearance.

               2. acquired or sold by the access person after receiving a "Do Not Buy/Sell" response from Compliance.

               3. any transaction that normally would not be required to be reported to the Board of Directors but yet the Compliance Officer believes nonetheless may be evidence of a violation of this policy.

               4. any other apparent violation of the reporting requirement or Code.

          D. The Compliance Officer shall have discretion not to make a report to Pinnacle's Board of Directors if she finds that by reason of size of the transaction, the circumstances or otherwise, no fraud or deceit of manipulative practice could reasonably be found to have been practiced on the Firm in connection with its holding or acquisition of the security or that no other material violation of this policy has occurred. A written memorandum of any such finding shall be filed with reports made pursuant to this policy.

          E. Pinnacle's Board of Directors shall consider reports made to it and upon discovering that a violation of this Code has occurred, the Board of Directors may impose such sanctions as it deems appropriate, including, among other things, a letter of sanction or suspension or termination of the employment of the violator. In addition, the Board of Directors shall review the operation of these policies at least once a year.

          F. The Compliance Officer or her designee will maintain the following records for the period as per the requirements of Rule 17j-1 of the Investment Company Act of 1940. File copies will include but are not limited to the following:

               1. Schedule A Reports Prepared by each access person or duplicate brokerage statements for the account of an access person;

               2.   any written report or memorandum;

               3.   a list of all persons required to file Schedule A Reports;

               4.   a list of all persons acknowledging receipt of this policy.

IV.      Rule 17j-1 Amendments (Effective 10/29/99)*

         The SEC adopted amendments to Rule 17j-1 effective October 29,1999, pursuant to which registered investment advisors to investment companies must comply with the reporting requirements made reference to in the amended Rule 17j-1, including but not limited to:

          (1) Initial Holding Report-each Access Person, within 10 days of becoming an Access Person, must submit an initial holdings report.

          (2) Annual Holdings Report- pursuant to which information on initial holdings 2003 must be updated annually.

          (3) Quarterly Transaction Report- Rule 17j-1 continues to require Access Persons to file a quarterly transaction report within 10 days after the close of each calendar quarter, together with certain new information requirements.

          (4) Initial Public Offerings and Limited Offerings- requiring prior approval for a direct or indirect investment in an initial public offering or limited offering.

         The Pinnacle Compliance Officer or her Designee shall remain responsible for monitoring compliance of the amended Rule 17j-1 requirements on behalf of Pinnacle and each Access Person.

          o    This Code of Ethics is supplemented by:

         Code Of Ethics Practices--Blackout Period & Pre-Clearance Procedures Pinnacle's Insider Trading Policy

                             PINNACLE ASSOCIATES LTD
                     PINNACLE INTERNATIONAL MANAGEMENT, LLC
                 SCHEDULE A - REPORTABLE SECURITIES TRANSACTIONS

To:      Compliance Officer

From:

Re: Securities Transactions under Pinnacle's Code of Ethics (Rule 17j-1) Policy

Month Ending:
                           (Month / Year)

(PLEASE NOTE: LIST ONLY THE TRANSACTION FOR ONE ACCOUNT PER SCHEDULE A REPORT)

The following represents all Reportable Securities Transactions which occurred during the past month which I have listed above as per the instruction of Pinnacle's Code of Ethics (Rule 17j-1) Policy Manual.

---------- ------------ -------- ------------- ---------- ------------------ -------- ---------------- ---------------
                                                                                                          INTEREST
                                                NUMBER                                   MATURITY           RATE
  TRADE      ACCOUNT               TYPE OF        OF                                       DATE             (IF
  DATE       NUMBER     BROKER   TRADE (B/S)    SHARES    NAME OF SECURITY    PRICE   (IF APPLICABLE)   APPLICABLE)
---------- ------------ -------- ------------- ---------- ------------------ -------- ---------------- ---------------

---------- ------------ -------- ------------- ---------- ------------------ -------- ---------------- ---------------

---------- ------------ -------- ------------- ---------- ------------------ -------- ---------------- ---------------

---------- ------------ -------- ------------- ---------- ------------------ -------- ---------------- ---------------

---------- ------------ -------- ------------- ---------- ------------------ -------- ---------------- ---------------

---------- ------------ -------- ------------- ---------- ------------------ -------- ---------------- ---------------

---------- ------------ -------- ------------- ---------- ------------------ -------- ---------------- ---------------

---------- ------------ -------- ------------- ---------- ------------------ -------- ---------------- ---------------

---------- ------------ -------- ------------- ---------- ------------------ -------- ---------------- ---------------

If a new brokerage account has been established, please complete the following:

Name of the broker, dealer or bank with whom the account has been established:
___________________________

Date the account was established: ______________________

I understand that I may or may not be asked for further information regarding the above securities transactions and agree to provide backup on each and/or all trades questioned.

_______________________________                     ______________
(Signature of Access Person)                        (Date)

                            Code of Ethics Practices

                   Blackout Period & Pre-Clearance Procedures

Portfolio Managers, Analysts, and Traders are subject to a 7 day blackout window on the buy-side (meaning a security can not be bought if it has been sold in the preceding 7 days or will be bought in the upcoming 7 days) and a 1 day blackout window on the sell-side (meaning a security cannot be sold if it was bought on the preceding day or will be sold the following day) based on the universe of securities for which they make investment decisions or trade and/or whether clients will be disfavored.

All other access persons are prohibited from executing a securities transaction in any security in which Pinnacle has a pending buy/sell order until after a 1 day waiting period from the time the order is fully executed or withdrawn. In certain instances if clients will not be disfavored, approval may be granted before the 1 day waiting period, such as for very liquid stocks, e.g. Microsoft.

In addition Pinnacle maintains a watchlist of securities based on liquidity and the amount of total outstanding shares Pinnacle holds or intends to acquire. Any security on the watchlist may not be purchased by any access person until removed from the watchlist.

All buy/sell requests should be given to Compliance for approval. Except for Portfolio Managers, access persons will be assigned a Manager who will need to grant initial approval before forwarding to Compliance.

What Securities Are Covered By This Code
----------------------------------------
This Code covers all securities in which the Funds or Clients may invest, including stocks, options, futures and options on futures, except for U.S. Government securities and repurchase agreements thereon.
These securities are referred to as "Reportable Securities."

What Activities are Covered by This Code
----------------------------------------
This Code applies to all activities by which a Covered Account (see below) acquires or disposes of any direct or indirect beneficial interest in a Covered Security. Any such activity is referred to as a "Covered Activity." Covered Activities do not, however, include transactions which are not voluntary, such as the receipt or disposition of Covered Securities in a reorganization in which all holders are bound by a vote of holders.

What Accounts are Covered by This Code
--------------------------------------
This Code covers all securities accounts ("Covered Accounts") in which any "access person," as defined in the Rule, has any direct or indirect beneficial interest.

Note: Due to beneficial ownership provisions (see Appendix A), Covered Accounts may include accounts not only in the names of access persons, but other accounts not registered in their names, including accounts held for their benefit, certain family accounts and certain accounts of trusts, estates, partnerships and corporations.

Covered Transactions
--------------------
A "Covered Transaction" as used in this Code means any Covered Activity in a Covered Account involving Reportable Securities. Because of the complexity of these definitions, an example is provided below to illustrate the application of these definitions. This example Is not meant to cover all cases, but only to show how the definitions work in a particular fact situation.

Example: The wife of an access person has a custodial account for a minor child. Because of the beneficial ownership provisions of the Rule, this is a Covered Account. The Account holds Reportable Securities. The Reportable Securities are sold. This is a Covered Activity, because it is voluntary. The transaction is a Covered Transaction, requiring pre-clearance.

Initial Holdings Report
-----------------------
Within ten days of becoming an access person, an initial holdings report needs to be provided to the Compliance Officer via the most recent monthly or quarterly brokerage statement listing all securities beneficially owned.

Annual Holdings Report
----------------------
Within ten days following the calendar year-end, an annual holdings report needs to be provided to the Compliance Officer detailing all holdings for the year. This is in accordance with the rule changes implemented by the SEC in 1999.

Please note:

Any trades that are executed without pre-clearance will have to be reversed and any profit disgorged. Non-adherence to the Code of Ethics will result in a warning with a pattern of abuse resulting in termination.

                                   Appendix A
                                   ----------

The purpose of this Appendix is to discuss the circumstances in which the access person has a "direct or indirect beneficial interest" in a securities account.

An access person need not report "with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control." Thus, even if an access person has a beneficial interest in an account, as discussed herein, any such account is not a Covered Account as defined in the Code. For the purposes of the Code, an access person may remove an account which would otherwise be a Covered Account from that category by filing with the Compliance Officer a statement indicating lack of influence and control as stated above together with such other documents as the Compliance Officer may require (including, but not limited to, all account brokerage statements) to demonstrate such lack of influence or control. The general categories of types of beneficial ownership may be summarized as follows:

1. Direct ownership. This includes securities registered in the name of an access person and bearer securities of which the access person is the bearer.

2. Securities Held by Others for the Benefit of an Access Person. This involves, in general, any agreement, arrangement or understanding under which an access person derives benefits substantially equivalent to those of ownership. This category would include, but is not limited to securities held by pledges, custodians and brokers.

3. Securities Held by Certain Family Members. The SEC has indicated that the "beneficial ownership" of an access person extends to securities owned by a wife or husband of that access person, by a minor child or by other relatives (a) sharing the same household, or (b) not sharing the same household but whose investments the access person directs or controls. That ownership by relatives may direct (i.e. in their own name) or in one or more of the indirect ways described in this Appendix. This beneficial ownership position of the SEC is not affected by whether or not the assets being invested are the separate property of the relative; however, an access person may, as described in the Code, disclaim beneficial ownership of any particular securities and also may, as described in this Appendix, remove from the category of Covered Accounts, accounts over which the access person has no direct or indirect influence or control.

4. Securities Held by Estates, Etc. An access person may also have a beneficial interest in securities held by the estates, trusts, partnerships or corporations. Access persons who are (a) settlors (i.e., creators), trustees or beneficiaries of a trust, (b) executors or administrators of, or beneficiaries or legatees of, an estate; (c) partners of a partnership, or (d) directors, officers or substantial shareholders of a corporation, which, in each case, invest in Covered Securities, are required to obtain a determination from the Compliance Officer as to whether the accounts in question are Covered Accounts. In making any such determination, the Compliance Officer may rely on an opinion of counsel.

                             INSIDER TRADING POLICY

SUMMARY

Section 204A of the Investment Advisers Act of 1940 requires that Pinnacle Associates, Ltd. and Pinnacle International Management LLC. (together "Pinnacle") maintain and enforce written policies reasonably designed to prevent the misuse of material nonpublic information by Pinnacle or any person associated with Pinnacle, as that term is defined under the Investment Advisers Act of 1940 (the "Act").

The securities laws prohibit improper disclosure or use of nonpublic information relative to publicly traded securities. Violations of the prohibitions against "insider trading" are punishable by severe sanctions, including criminal penalties. In general, the securities laws prohibit trading by a person while in the possession of material nonpublic information about a company or about the market for that company's securities. The securities laws also prohibit a person who is in possession of material nonpublic information from communicating any such information to others.

Insider trading violations are likely to result in harsh consequences for the individuals involved, including exposure to investigations by the SEC, criminal and civil prosecution, disgorgement of any profits realized or losses avoided through use of the nonpublic information, civil penalties of up to $1 million or three times such profits or losses, whichever is greater, exposure to additional liability in private actions, and incarceration.

Any improper trading or other misuse of material nonpublic information by any person associated with Pinnacle (i.e. officer, director, employee, etc.) will constitute grounds for immediate dismissal.

POLICIES AND PROCEDURES

Trading on Material Non-Public Information

"Material" information is any information about a company, or the market for its securities, that, if disclosed, is likely to affect the market price of the company's securities or to be considered important by the reasonable investor in deciding whether to purchase or sell those securities. Examples of information about a company which should be presumed to be "material" include, but are not limited to, matters such as (a) dividend increases or decreases, (b) earnings estimates, (c) changes in previously released earnings estimates, (d) significant new products or discoveries, (e) developments regarding major litigation by or against the company, (f) liquidity or solvency problems, (g) significant merger or acquisition proposals, or (h) similar major events which would be viewed as having materially altered the information available to the public regarding the company or the market for any of its securities. The foregoing is not intended to be an exhaustive list.

"Nonpublic" information is information that has not been publicly disclosed. Information about a company is considered to be nonpublic information if it is received under circumstances which indicate that it is not yet in general circulation.

No employee of Pinnacle who is in possession of material nonpublic information about a company, or about the market for that company's securities, is permitted to purchase or sell those securities until the information becomes public and the market has had time to react to it. Should you have any doubt regarding the propriety of a proposed securities transaction, you should seek advice from Gail Mannix, who has been designated by Pinnacle to handle such matters.

Disclosure of Material Nonpublic Information

No person associated with Pinnacle, shall disclose material nonpublic information about a company or about the market for such that company's securities: (a) to any person except to the extent necessary to carry out the legitimate business obligations of Pinnacle, or (b) in circumstances in which the information is likely to be used for unlawful trading.

Questions about Pinnacle's Insider Trading Policy

While compliance with the law and with Pinnacle's policies and procedures described in this Memorandum is each individual's responsibility, interpretive questions may arise, such as whether certain information is material or nonpublic, or whether trading restrictions should be applicable in a given situation. Any questions should immediately be addressed to Gail Mannix, who has been designated by Pinnacle to respond to such questions.

Acknowledgments and Reminders

To insure that each person associated with Pinnacle is familiar with Pinnacle's policies and procedures relative to prohibitions against insider trading, each person must sign the attached acknowledgment. In addition, as a reminder, Pinnacle will circulate a copy of the policies and procedures to all current employees at least once a year.

Violations

Violations of Pinnacle's policies and procedures relative to prohibitions against insider trading will be regarded with the utmost seriousness and will constitute grounds for immediate dismissal.

                                 ACKNOWLEDGEMENT

To:      Compliance Officer

Re: Pinnacle International Code of Ethics (Rule 17j-1) Policy Pinnacle Associates, Ltd (Rule 17j-1) Policy
         Insider Trading Policy

I have received a copy of Pinnacle's Code of Ethics (Rule 17j-1) Policy and Insider Trading Policy.

I acknowledge that I have read and understand the Code of Ethics and Insider Trading Policy and have been given an opportunity to ask questions regarding my specific duties, obligations and responsibilities concerning the policies, procedures, rules and regulations as set forth in these documents.

I hereby specifically agree to the provisions thereof at all times during my association with Pinnacle. I further understand that any violation of the provisions of the Code of Ethics, or of any directives issued by Pinnacle may subject me to internal disciplinary action and/or termination, as well as civil, criminal and/or regulatory sanctions.

I further agree not to disclose to any person, directly or indirectly, any confidential or proprietary information of Pinnacle unless it is necessary to the performance of my responsibilities, is required by applicable law and/or is authorized by Pinnacle. I agree that before such disclosure, I shall consult with Pinnacle's Compliance Officer.

Upon termination of my employment (for whatever reason) I shall return to Pinnacle All memoranda, manuals, notes and any other document(s) in my possession relating to the business of Pinnacle.


_____________________________
(Signature of Access Person)


______________________________
(Print Name of Access Person)


_________________
(Date)